Exhibit 99

FOR IMMEDIATE RELEASE

Contacts:
Steven F. Cooper	James H. Weber
Vice President	Senior Vice President,
Marketing Officer	Marketing and Investor
Tel: (440) 989-3007	Relations Officer
Fax: (440) 989-3011	Tel: (440) 989-3005

STANLEY G. PIJOR ANNOUNCES RETIREMENT AS LNB BANCORP, INC. CHAIRMAN

LORAIN, OHIO-January 5, 2005—LNB BANCORP, INC. (NASDAQ: LNBB) The board of directors of LNB Bancorp, Inc. announced that Stanley G. Pijor has retired as chairman of LNB Bancorp, Inc. and its subsidiary, The Lorain National Bank, effective December 31, 2004. Pijor will remain an active member of the board of directors of both entities.

Pijor began his career at Lorain National Bank in 1955, and served as president and CEO from 1975 to 1994. He has served as a board member for the bank and parent company since 1983 and as chairman since 1995. Through his leadership, the bank has experienced record earnings and enviable market share. Pijor also has been involved in many community organizations over the years, and has served in prominent leadership roles with organizations such as the United Way, the Lorain Public Library, the Greater Lorain Chamber of Commerce, the Lorain Port Authority and many others.

Current CEO James F. Kidd, on behalf of the board, expressed thanks to Pijor for his many years of board leadership and commented, “As the bank begins the celebration of its 100th anniversary, we are pleased that Stan will remain an active member of the board in 2005. With 50 years of service to our company, he has been instrumental to our success for half of the bank’s history.”

The LNB Bancorp, Inc. board also announced that current Vice Chairman, James R. Herrick, has been elected to succeed Pijor as chairman. Herrick currently serves as chairman of the board’s Strategic Planning Committee and vice-chair of the Audit Committee. Herrick is the president of Liberty Auto Group, Inc., a network of seven auto dealerships headquartered in Vermilion, Ohio with dealerships across the Greater Cleveland market.

Herrick serves on many prominent industry groups such as The Greater Cleveland Auto Dealer Association, the Ford Dealer Advertising Association, the Lincoln Mercury National Brand Advisory Board, and the Ford Motor Company President’s Circle Advisory Board. He also has served on the boards of Community Health Partners and the Allen Medical Center.

In commenting on his election, Herrick said, “It is an honor to be elected to succeed Mr. Pijor as chairman. Mr. Pijor has been instrumental in building Lorain National Bank into an outstanding company with a loyal local customer base. I am excited to work together with the board as we seek a new CEO and look forward to the prospect of expanding our franchise beyond our current boundaries.
“Banking today is a much more competitive business. We must all work to better our understanding of our customers’ needs while identifying the opportunities for growth that will serve our shareholders in the next 100 years,” Herrick concluded.

About LNB Bancorp, Inc.
LNB Bancorp, Inc. is a $770.9 million financial holding company with two wholly owned subsidiaries: The Lorain National Bank and Charleston Insurance Agency, Inc., and a 49-

percent-owned subsidiary, Charleston Title Agency, LLC. LNB Bancorp’s primary subsidiary, The Lorain National Bank, provides a full spectrum of financial services, including full-service community banking, specializing in commercial, personal banking services, and investment and trust services. LNB Mortgage LLC, a wholly subsidiary of Lorain National Bank provides an array of mortgage financing products, while North Coast Community Development Corporation, also a wholly owned subsidiary of Lorain National Bank, provides qualified community businesses with debt financing. Charleston Insurance Agency, Inc. offers life, long-term-care insurance and fixed-annuity products. Charleston Title Agency, LLC, offers traditional title services.

Lorain National Bank serves customers through 20 retail-banking centers and 23 ATMs in Lorain, eastern Erie and western Cuyahoga counties. For more information about LNB Bancorp, Inc. and its related products and services, or to view its filings with the Securities and Exchange Commission, please visit http://www.4lnb.com.

This press release contains forward-looking statements based on current expectations. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, inflation, government regulations, and economic conditions and competition in the geographic and business areas in which LNB Bancorp, Inc., conducts its operations.